Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

OCTOBER 19, 2005

SUBJECT: FINANCIAL GUIDANCE

Contact:	Peter Zentz
Corporate Communications Manager
or
Frank Dunne, Vice President, CFO & Treasurer
(508) 563-1000

Benthos, Inc. Expects Record Sales

NORTH FALMOUTH, MASSACHUSETTS, OCTOBER 19, 2005…BENTHOS, INC. (NASDAQ: BTHS) today announced that it expects to report record revenues of approximately $24 million for fiscal year 2005, which ended on September 30, 2005.

The Company anticipates that fiscal 2005 sales for its Undersea Systems Division will exceed $15 million, and that sales in the TapTone Package Inspection Division will exceed $8 million.

Ronald L. Marsiglio, President and CEO, commented, “Fiscal 2005 has been a very good year for revenue growth. In addition, the outlook for fiscal 2006 is positive. We expect the coming year to be another period of growth for the Company.”

The Company will report fourth quarter and fiscal year 2005 results towards the end of November 2005.

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol “BTHS”. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. The Company believes that such statements are reasonable and are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. However, actual results could differ materially from those currently anticipated due to a number of factors that include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, regulatory changes and other factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

ISO	Benthos, Inc.
9001	49 Edgerton Drive, North Falmouth, Massachusetts 02556-2826 USA
Certified	Telephone: (508) 563-1000 • 1-800 446-1222 • Fax: (508) 563-6444
E-mail: info@benthos.com • www.benthos.com